UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2009

Pinnacle Foods Finance LLC

(Exact name of registrant as specified in its charter)

Commission File Number: 333-148297

Delaware	20-8720036
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1 Old Bloomfield Avenue

Mt. Lakes, New Jersey 07046

(Address of principal executive offices, including zip code)

(973) 541-6620

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 11, 2009, Shervin Korangy resigned as a member of the Board of Directors of Pinnacle Foods Finance LLC (the “Company”). The resignation was effective on March 11, 2009. Mr. Korangy’s resignation is not in connection with any known disagreement with the Company. Mr. Korangy’s membership on the Company’s Audit Committee and Compensation Committee also ceased upon his resignation. The Company subsequently appointed Mr. Jason Giordano, Director, to serve as a member of the Company’s Compensation Committee.

On March 11, 2009, the Board appointed Mr. Jeffrey M. Overly to serve on the Company’s Board of Directors. Mr. Overly was also appointed to serve on the Company’s Audit Committee. Mr. Overly has served as Executive Director of The Blackstone Group since October 2008. Before joining The Blackstone Group, Mr. Overly was Vice President of Global Fixture Operations at Kohler Company from August 2005 to September 2008, where he was responsible for the global manufacturing operations including the entire supply chain from procurement to shipment of finished product through a multi warehouse regional distribution center network. Prior to that, Mr. Overly served 25 years at General Motors Corporation and Delphi Corporation in numerous Operations and Engineering positions with global responsibilities, with his last position being Director of Manufacturing, Delphi Energy and Chassis Systems, Delphi Corporation from 2003 to July 2005. Mr. Overly earned a B.S. in Industrial Management from the University of Cincinnati in 1981 and a Masters in Business from Central Michigan University in 1989.

Upon the changes noted above, the Company’s Board of Directors, Audit Committee and Compensation Committee now consists of the following members:

Board of Directors	Audit Committee	Compensation Committee
Roger Deromedi (Executive Chairman)	Raymond P. Silcock (Chairman)	Prakash A. Melwani (Chairman)
Jeffrey P. Ansell	Jason Giordano	Roger Deromedi
Jason Giordano	Jeffrey M. Overly	Jason Giordano
Joseph Jimenez		Joseph Jimenez
Prakash A. Melwani
Jeffrey M. Overly
Raymond P. Silcock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

Pinnacle Foods Finance LLC

By:	/s/ Craig Steeneck
Name:	Craig Steeneck
Title:	Executive Vice President and Chief Financial Officer

Date: March 16, 2009